Filed pursuant to Rule 424(b)(3) and Rule 424(c)
                                                     Registration No. 333-132864


PROSPECTUS SUPPLEMENT NO.  3


                              MACROCHEM CORPORATION

                        21,463,002 SHARES OF COMMON STOCK


     This prospectus supplement amends the prospectus dated April 18, 2006 related to common stock that may be sold by the selling security holders upon the conversion of our Series C Cumulative Convertible Preferred Stock or upon the exercise of warrants to include information regarding the selling stockholders.

     This prospectus supplement should be read in conjunction with the prospectus dated April 18, 2006, Prospectus Supplement No. 1 dated August 15, 2006, and Prospectus Supplement No. 2 dated August 25, 2006 which are to be delivered with this prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.







                                January 19, 2007

The selling stockholder table on page 16 of the prospectus dated April 18, 2006 is hereby amended as follows with information as of January 19, 2007.

The entry for Quogue Capital LLC is deleted in its entirety and replaced with the following:

                                       SHARES BENEFICIALLY       SHARES          SHARES OWNED AND
                                           OWNED PRIOR            BEING             OWNERSHIP
    SELLING STOCKHOLDER                    TO OFFERING           OFFERED            PERCENTAGE
                                               (1)                 (2)          AFTER OFFERING (1)

Quogue Capital LLC (15)                      51,916             390,477            0          *

(15) Includes 152,381 shares received upon the conversion of Series C Cumulative Convertible Preferred Stock and 238,096 shares issuable upon the exercise of warrants. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock and upon exercise of the warrants held by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above.


In addition, the following entry for a new selling stockholder, Hudson Square Capital LLC, is added to the selling stockholder table:


                                       SHARES BENEFICIALLY       SHARES          SHARES OWNED AND
                                           OWNED PRIOR            BEING             OWNERSHIP
    SELLING STOCKHOLDER                    TO OFFERING           OFFERED            PERCENTAGE
                                               (1)                 (2)          AFTER OFFERING (1)
Hudson Square Capital LLC (20)               51,916              85,714            0          *


(20) Includes 85,714 shares issuable upon the conversion of Series C Cumulative Convertible Preferred Stock. The shares issuable upon the conversion of the Series C Cumulative Convertible Preferred Stock by this selling security holder, however, are subject to the 4.95% beneficial ownership cap described above. Mr. Mark Alvino is the President of Hudson Square Capital LLC and exercises sole voting and dispositive power with respect to the shares owned by Hudson Square Capital LLC. Mr. Alvino is also Managing Director of SCO Securities LLC, the placement agent for the private placement of our Series C Cumulative Convertible Preferred Stock and a financial advisor to the Company.